Exhibit 99.1

For Immediate Release:

Steinway Reports 2004 Results

GAAP Basic EPS $ 1.97 vs. $1.09

Adjusted Basic EPS Up 22% to $2.16

WALTHAM, MA - March 10, 2005 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and year ended December 31, 2004.

Net sales increased 13% for the fourth quarter, to $107 million.  Cash flow from operations was $32 million, up 25%, and EBITDA was $15 million.  Basic EPS increased 55%, to $0.87 from $0.56 in the fourth quarter of 2003.

For the full year, sales increased 11% to $375 million.  Cash flow from operations was $24 million and EBITDA improved 10%, to $51 million.  Despite incurring professional service fees related to regulatory compliance with the Sarbanes-Oxley Act of over $3 million, or $0.27 per share, basic EPS was $1.97 and Adjusted EPS was $2.16. Adjustments are comprised of costs associated with band instrument plant closures and other non-comparable items, which are detailed in the attached financial tables.

Piano Operations

For the fourth quarter, piano sales climbed 9% to $65 million.  Unit shipments of both Steinway grand pianos and the Company’s Boston and Essex pianos increased 5%.  Gross margins increased 400 basis points to 41.4% on a more favorable product mix and improved production efficiencies.

For the year, piano sales increased 13%, to $204 million from $180 million.  Strong demand in the US and positive results in Asia led to a 9% increase in unit shipments of Steinway grand pianos worldwide.  Unit shipments of Boston and Essex pianos also improved, increasing 10% over the prior year.  Manufacturing efficiencies and strong retail sales contributed to improved gross margins, which increased to 37.1% from 34.2% in 2003.

Band Operations

Band instrument sales increased 21% overall, to $41 million from $34 million.  The Company’s base Conn-Selmer business grew 6% in the fourth quarter, with an acquisition contributing an additional $5 million.  The increase was led by strong demand for the Company’s new imported student level instruments, both in the US and overseas.  Continued strong demand for percussion instruments also contributed to the sales increase.  Gross margins improved from 10.6% to 14.6% in the fourth quarter of 2004 primarily as a result of the absence of plant closure costs.  Adjusted gross margins decreased to 15.2% from 18.3% in the prior year period.  This decline was primarily due to low production levels and resulting unfavorable manufacturing variances.

For the year, sales increased 9% to $171 million.  The Company’s base Conn-Selmer business grew 3%, with acquisitions contributing an additional $10 million in sales.  Severance payments associated with plant closures and charges to cost of sales for the step up of inventory from an acquisition negatively impacted gross margins, which were reported at 19.6%.  Adjusted gross margins declined, from 23.6% to 21.1%, as increased margins on sales of imported student products were offset by significant increases in certain raw material costs and inefficiencies resulting from plant consolidations.

Comments

CEO Dana Messina remarked,  “I am pleased with our overall results for the fourth quarter.  Our piano business posted strong results both in the US and overseas.  Over the coming months we will be increasing production levels in New York and Hamburg to meet anticipated higher demand.  We expect our piano business to have a good year in 2005.”

Turning to band operations, he said, “During 2004 we implemented several new strategies in our band division.  Our new imported student level instruments have been well received and our export business is strong.  Our channel strategy is also proving to be successful.  However, the shift in our sales toward new channels has resulted in a change from our traditional ordering patterns.  Compared to prior years, we expect to receive a higher percentage of our 2005 orders in the second and third quarters.”

Messina added, “We also moved forward with our rationalization plans and reduced our band instrument manufacturing capacity by over 20%.  Plant consolidation necessitated the training of many new production workers during 2004.  As a result, production levels are not yet up to desired levels and gross margins did not meet our expectations.  We anticipate improvement in 2005 as the manufacturing disruptions are reduced.”

“The integration of our Leblanc acquisition has been successful thus far,” said Messina.  “Sales and order trends are positive and operating expenses are down.  Once charges from the step up of inventory have run through, we should see further financial benefit.”

The Company expects overall improvement in its business for 2005 but has decided to end its practice of giving earnings guidance.

10-K Filing

Section 404 of the Sarbanes-Oxley Act requires additional procedures be performed by both the Company and its auditors.  These procedures necessitate more time to complete the year-end closing and audit than Steinway Musical Instruments, Inc. has historically required.  The Company will utilize a 15-day extension to timely file its Form 10-K for the fiscal year ended December 31, 2004.

Conference Call

Management will be discussing the Company’s results and outlook for 2005 on a conference call today beginning at 5:30 p.m. EST.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon EBITDA calculations and the Company uses EBITDA as the basis for determining bonuses for its managers.  However, EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to better understand the Company’s core operating performance on a going forward basis.  This Adjusted information also provides meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

Condensed Consolidated Statements of Income

(In Thousands, Except Per Share Data)

(Unaudited)

	Fourth Quarter		Full Year
	2004	2003	2004	2003
Net sales	$106,632	$94,130	$375,034	$337,220
Cost of sales	73,523	68,013	265,901	244,667
Gross profit	33,109	26,117	109,133	92,553

Operating expenses	21,776	18,062	74,892	69,729
Income from operations	11,333	8,055	34,241	22,824
Interest expense, net	3,183	2,777	13,437	11,945
Other (income) expense, net	(1,011)	(1,485)	(3,163)	(3,517)
Income before taxes	9,161	6,763	23,967	14,396
Provision for income taxes	2,180	1,746	8,100	4,698
Net income	$6,981	$5,017	$15,867	$9,698

Earnings per share—basic	$0.87	$0.56	$1.97	$1.09
Earnings per share—diluted	$0.85	$0.55	$1.91	$1.09

Weighted average common shares—basic	8,019	8,955	8,046	8,925
Weighted average common shares—diluted	8,230	9,040	8,304	8,926

Condensed Consolidated Balance Sheets

	12/31/2004	12/31/2003
Cash	$27,372	$42,283
Receivables, net	88,059	76,403
Inventories	172,346	152,029
Other current assets	20,984	17,555
Total current assets	308,761	288,270

Property, plant and equipment, net	102,944	98,937
Other assets	65,840	58,458
Total assets	$477,545	$445,665

Notes payable and current portion of long-term debt	$14,212	$10,638
Other current liabilities	59,546	50,666
Total current liabilities	73,758	61,304

Long-term debt	208,580	185,964
Other liabilities	49,654	45,762
Stockholders’ equity	145,553	152,635
Total liabilities and stockholders’ equity	$477,545	$445,665

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended 12/31/04				Three Months Ended 12/31/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$106,632	$—		$106,632	$94,130	$—		$94,130
Cost of sales	73,523	(242)	(1)	73,281	68,013	(2,623)	(4)	65,390

Gross profit	33,109	242		33,351	26,117	2,623		28,740
	31.0%			31.3%	27.7%			30.5%

Operating expenses	21,776	287	(2)	22,063	18,062	(883)	(5)	17,179

Income from operations	11,333	(45)		11,288	8,055	3,506		11,561

Interest expense, net	3,183	—		3,183	2,777	—		2,777
Other income, net	(1,011)	—		(1,011)	(1,485)	—		(1,485)

Income before taxes	9,161	(45)		9,116	6,763	3,506		10,269

Provision for income taxes	2,180	(11)	(3)	2,169	1,746	905	(3)	2,651

Net income	$6,981	$(34)		$6,947	$5,017	$2,601		$7,618

Earnings per share:
Basic	$0.87			$0.87	$0.56			$0.85
Diluted	$0.85			$0.84	$0.55			$0.84

Weighted average common shares:
Basic	8,019			8,019	8,955			8,955
Diluted	8,230			8,230	9,040			9,040

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)	Reflects charges primarily relating to the step up of Leblanc inventory.
(2)	Reflects a gain on the sale of property associated with plant closures.
(3)	Reflects the tax effect of Adjustments at the Company’s effective rate for the quarter.
(4)	Reflects $1,200 lower-of-cost-or-market adjustment to inventory and $1,423 of employee severance costs, both associated with plant closures.
(5)	Reflects asset impairment charges related to plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation of GAAP Earnings to Adjusted Earnings

(In Thousands, Except Per Share Data)

(Unaudited)

	Twelve Months Ended 12/31/04				Twelve Months Ended 12/31/03
	GAAP	Adjustments		Adjusted	GAAP	Adjustments		Adjusted
Net sales	$375,034	$—		$375,034	$337,220	$—		$337,220
Cost of sales	265,901	(2,618)	(1)	263,283	244,667	(6,044)	(4)	238,623

Gross profit	109,133	2,618		111,751	92,553	6,044		98,597
	29.1%			29.8%	27.4%			29.2%

Operating expenses	74,892	363	(2)	75,255	69,729	(2,958)	(5)	66,771

Income from operations	34,241	2,255		36,496	22,824	9,002		31,826

Interest expense, net	13,437	—		13,437	11,945	—		11,945
Other income, net	(3,163)	—		(3,163)	(3,517)	—		(3,517)

Income before taxes	23,967	2,255		26,222	14,396	9,002		23,398

Provision for income taxes	8,100	762	(3)	8,862	4,698	2,935	(3)	7,633

Net income	$15,867	$1,493		$17,360	$9,698	$6,067		$15,765

Earnings per share:
Basic	$1.97			$2.16	$1.09			$1.77
Diluted	$1.91			$2.09	$1.09			$1.77

Weighted average common shares:
Basic	8,046			8,046	8,925			8,925
Diluted	8,304			8,304	8,926			8,926

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)	Reflects $1,418 of employee severance costs associated with plant closures and $1,200 of charges relating to the step up of Leblanc inventory.
(2)	Reflects a gain on the sale of property and equipment associated with plant closures.
(3)	Reflects the tax effect of Adjustments at the Company’s effective rate for the period.
(4)

Reflects $1,903 paid in accordance with the terms of expired labor contracts; $1,258 impact of labor strikes; $1,200 from a lower-of-cost-or-market adjustment to inventory and $1,683 of employee severance costs, both associated with plant closures.

(5)	Reflects asset impairment charges related to plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

Reconciliation from Cash Flows from Operating Activities to EBITDA

(In Thousands)

(Unaudited)

	Three Months Ended
	12/31/2004	12/31/2003
Cash flows from operating activities	$31,557	$25,166
Changes in operating assets and liabilities	(22,205)	(18,059)
Income taxes, net of deferred tax benefit	3,589	4,578
Net interest expense	3,183	2,777
Other	(750)	(94)
Non-recurring, infrequent or unusual cash charges	(45)	1,423
EBITDA	$15,329	$15,791

	Twelve Months Ended
	12/31/2004	12/31/2003
Cash flows from operating activities	$23,768	$31,212
Changes in operating assets and liabilities	2,133	(8,669)
Income taxes, net of deferred tax benefit	9,832	7,299
Net interest expense	13,437	11,945
Other	(583)	(329)
Non-recurring, infrequent or unusual cash charges	2,255	4,844
EBITDA	$50,842	$46,302